EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-44064 on Form N-1A of our reports dated November 22, 2022, relating to the financial statements and financial highlights of Calvert Core Bond Fund, Calvert Income Fund, Calvert High Yield Bond Fund, Calvert Mortgage Access Fund, and Calvert Short Duration Income Fund, each a series of The Calvert Fund (the “Trust”) appearing in the Annual Reports on Form N-CSR of the Trust for the year ended September 30, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 29, 2023